Exhibit 3.6.2

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

VIRGINIA STOCK CORPORATION

ARTICLES OF AMENDMENT

OF

GRIFOLS INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11of the Code of Virginia, states as follows:

1. The name of the corporation is Grifols Inc.

2. The name of the corporation is changed to Grifols Shared Services North America, Inc.

3. The foregoing amendment was adopted on October 1, 2014.

4. The Amendment was adopted by unanimous consent of the shareholder.

5. The Amendment shall be effective October 1, 2014

Executed in the name of the corporation by:

/s/ David Pierce	24 September 2014
(signature)	(date)

David Pierce
Assistant Secretary

0724439
(corporation’s SCC ID #)